Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INFORMATICA INC.

Pursuant to Sections 242 and 245 of the General Corporation Law

of the State of Delaware

Informatica Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1.

The name of the Corporation is Informatica Inc. and the original certificate of incorporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on June 4, 2021.

2.

The provisions of the Certificate of Incorporation of the Corporation are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled “Amended and Restated Certificate of Incorporation of Informatica Inc.” (the “Amended and Restated Certificate of Incorporation”).

3.

That this Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

4.	The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Informatica Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The aggregate number of shares the Corporation shall have the authority to issue is 500,000,000 shares of which: 300,000,000 shall be designated Class A common stock, par value $0.01 per share (“Class A Common Stock”); 100,000,000 shall be designated Class B-1 common stock, par value $0.01 per share (“Class B-1 Common Stock”) and 100,000,000 shall be designated Class B-2 common stock, par value $0.00001 per share (“Class B-2 Common Stock”). The Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock are hereinafter sometimes collectively referred to herein as “Common Stock”.

(a)	Class A Common Stock.

(i)

Each share of Class A Common Stock shall be entitled to one vote on matters to be voted on by the stockholders of the Corporation, including, without limitation, the election, removal or replacement of directors.

(ii)

The holders of Class A Common Stock shall be entitled to dividends (on a pro rata basis with the holders of Class B-1 Common Stock) at such time and in such amounts as, if and when declared by the board of directors of the Corporation from time to time out of funds legally available therefor.

(iii)

Subject to the prior payment to holders of Class B-2 Common Stock as set forth in paragraphs (c)(iii) and (c)(iv) below, the holders of Class A Common Stock shall be entitled to participate pro rata at the same rate per share of such stock in all distributions to the holders of Class A Common Stock and Class B-1 Common Stock upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(b)	Class B-1 Common Stock.

(i)

Each share of Class B-1 Common Stock shall be entitled to one vote on matters to be voted on by the stockholders of the Corporation; provided, however, that no share of Class B-1 Common Stock shall be entitled to any vote with respect to the election or removal of directors of the Corporation.

(ii)

The holders of Class B-1 Common Stock shall be entitled to dividends (on a pro rata basis with the holders of Class A Common Stock) at such time and in such amounts as, if and when declared by the board of directors of the Corporation from time to time out of funds legally available therefor.

(iii)

Subject to the prior payment to holders of Class B-2 Common Stock as set forth in paragraphs (c)(iii) and (c)(iv) below, the holders of Class B-1 Common Stock shall be entitled to participate pro rata at the same rate per share of such stock in all distributions to the holders of Class A Common Stock and Class B-1 Common Stock upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(c)	Class B-2 Common Stock.

(i)

No share of Class B-2 Common Stock shall be entitled to any vote on matters to be voted on by the stockholders of the Corporation; provided, however, that each share of Class B-2 Common Stock shall be entitled to one vote with respect to the election or removal of directors of the Corporation.

(ii)	Subject to paragraph (c)(iii) below, no dividends shall be declared or paid in respect of Class B-2 Common Stock.

(iii)

The holders of Class B-2 Common Stock shall be entitled to receive fixed cumulative preferential cash dividends as follows: (A) as soon as reasonably practicable after the first issuance of the Class B-2 Common Stock by the Corporation to any such holder, a one-time cash distribution equal to CAD$15,000 in the aggregate and (ii) in each calendar year thereafter, a fixed cumulative preferential cash distribution equal to CAD$15,000 per year in the aggregate; provided, that to the extent funds are not legally available therefor, such dividends shall accrue and, to the extent the Corporation has funds legally available therefor, the Corporation shall promptly pay such accrued and unpaid dividends.

(iv)

The holders of Class B-2 Common Stock shall in no event be entitled to participate in any distributions to the holders of any class of capital stock of the Corporation upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; provided, however, that upon such occurrence the holders of Class B-2 Common Stock shall be entitled to receive $0.00001 per share of Class B-2 Common Stock (subject to adjustment for any stock splits, combinations or similar events) plus all accrued and unpaid dividends thereon (if any).

(d)

Authorized Shares. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

FIFTH: The name and mailing address of the incorporator is Bradford Lewis, 2100 Seaport Blvd, Redwood City, California 94063.

SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors (the “Board of Directors”), and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SEVENTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

EIGHTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder thereof for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not, in good faith or that involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b)

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

NINTH: The Corporation hereby elects not to be governed by Section 203 of the DGCL.

TENTH: The Corporation reserves the right to amend and repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

* * *

IN WITNESS WHEREOF, I have signed this Amended and Restated Certificate of Incorporation on this 29th day of September, 2021.

By:	/s/ Bradford Lewis
Name: Bradford Lewis
Title: Senior Vice President, Chief Legal Officer and Secretary

[Signature Page - Informatica Inc. - A&R Certificate of Incorporation]